Exhibit 10.1
Mr. John McDermott
Monday, April 28, 2008
Dear John,
On behalf Endologix, Inc. (“ELGX” or the “Company”) I am pleased to extend a formal offer to you regarding the position of President and Chief Executive Officer of the Company.
I know that your considerable stature in the lifesciences industry coupled with your experience, talent and enthusiasm will add immeasurably to the efforts of ELGX. The Board of Directors of ELGX, and Mr. Paul McCormick, the current President and Chief Executive Officer, are truly excited to have you as part of the team.
TITLE AND EFFECTIVE DATE OF EMPLOYMENT:
The formal effective date of this position is Monday, May 12, 2008 (or earlier if possible), and if you accept this offer to become the President and Chief Executive Officer, for all practical purposes you will begin as an exempt employee on that day reporting directly to The Board of Directors.
You will also become a member of the Board of Directors, effective as of the date of your employment. Should you leave your employment with ELGX for any reason whatsoever, you agree that you will immediately resign from the Board of Directors effective the same date.
SALARY:
Your salary for the remainder of the calendar year 2008, and for the entire calendar year 2009, will be Thirty Thousand Dollars and No Cents ($30,000.00) per month or Three Hundred Sixty Thousand Dollars and No Cents ($360,000.00) on an annual basis.
11 Studebaker • Irvine, CA 92618 • (949) 595-7200 • Fax (949) 457-9561
www.endologix.com

Mr. John McDermott
Monday, April 28, 2008

Your salary, and in fact your entire compensation package, will be reviewed at the end of calendar 2009 by the Compensation Committee of the Board of Directors.
INCENTIVE BONUS PLAN:
As a senior executive you will be eligible to participate in the Company’s Incentive Bonus Plan in amounts and percentages as determined by the Company’s Board of Directors. For the calendar years ending December 31, 2008, and 2009, the potential cash bonus amount will be Fifteen Thousand Dollars and No Cents ($15,000.00) per month or One Hundred Eighty Thousand Dollars and No Cents ($180,000.00) on an annual basis. Hence, on a pro rata basis for the calendar year ending December 31, 2008, recognizing your eight (8) month period of employment, you will be eligible for One Hundred Twenty Thousand Dollars and No Cents ($120,000.00). This bonus will be discretionary, and may be subject to achievement of such goals and objectives as the Board of Directors in its sole discretion determines.
However, for the remainder of the calendar year 2008, the Company will guarantee that you will be paid not less than Fifty Percent (50%) of the cash incentive bonus described above, i.e., a minimum of Sixty Thousand Dollars and No Cents ($60,000.00).
Any bonuses earned will be paid during the First Quarter of the next calendar year. Your salary and any bonuses paid will be subject to the customary withholding and employment taxes as required by law with respect to compensation paid by an employer to an employee, including the requirement that you provide to the Company sufficient cash to satisfy the Company’s withholding obligations with respect to any stock you receive, whether by grant of restricted stock or exercise of options.
STOCK OPTIONS AND RESTRICTED STOCK:
As President and Chief Executive Officer you will participate in the Company’s 2006 Stock Incentive Plan (the “Plan”).
Options: Upon commencement of employment, you will be granted options to purchase Five Hundred Thousand (500,000) shares of common stock of the Company. The exercise price per share of all options, will be set at the current fair market value of the Company’s common stock on your first date of employment. The options will be incentive stock options under the Internal Revenue Code, to the maximum extent possible.
The options are subject to a Four (4) year vesting schedule, which is as follows:
During the first full year of employment there will be no vesting until you have reached the last day of One (1) full year and upon that date you will vest Twenty-Five Percent (25%). Thereafter, options will vest at a rate of 1/36 per month for the remaining Thirty-Six (36) months.

Mr. John McDermott
Monday, April 28, 2008

The options are exercisable for a period of Ten (10) years after the date of grant, subject to earlier termination on cessation of service and certain corporate events.
Restricted Stock: Upon commencement of employment, you will be granted the right to purchase Five Hundred Thousand (500,000) shares of restricted common stock of the Company at a purchase price of $0.01 per share. The restricted common stock will vest in a single installment, Two (2) years following your commencement date, and thus will be subject to repurchase by the Company at $0.01 per share in the event of your termination of employment before such vesting date.
A copy of the Plan and standard form of option agreement and restricted stock purchase agreement will be sent to you under separate cover.
Based upon your individual performance, under the Plan, you may also qualify for additional grants of options to acquire common stock of the Company subject to determination by the Compensation Committee of the Board of Directors.
You acknowledge that you have consulted your own tax advisors with respect to the foregoing equity grants and that you are not relying on the Company or its advisors with respect to such grants.
In a change of control, as defined in your Employment Agreement described below, all outstanding un-vested options and restricted common stock would immediately become fully vested.
RELOCATION EXPENSES:
Subject to prior approval, you will be reimbursed for all reasonable, documented relocation expenses, including real estate commissions incurred upon the sale of your existing primary residence, house-hunting trips for you and your wife, moving and other out-of-pocket expenses (other than home decorating expenses, differences in mortgage rates, differences in costs of comparable housing, etc.), closing costs and fees. Commencing August 1, 2008 (or earlier if you purchase a residence in Orange County before such date) the Company will also reimburse you up to Three Thousand Dollars ($3,000) per month for Six (6) months for either (i) temporary living expenses, or (ii) mortgage payments on a second residence in Orange County prior to you having sold your residence in Arizona. Recognizing current state and federal income tax laws you will also be reimbursed on a “gross-up” for the income tax effect of reimbursed relocation expenses.

Mr. John McDermott
Monday, April 28, 2008

OTHER BENEFITS:
You and your family will be eligible for the health and dental benefits provided by the Company, subject to the underwriting requirements of the providers of those plans. The Company currently utilizes Aetna Insurance as its provider of health and dental coverage. Copies of the plans will be provided under separate cover.
As President and Chief Executive Officer you will be entitled to Four (4) weeks of paid vacation per year with no carry-over for unused vacation days or payment in lieu thereof.
INDEMNIFICATION:
The Company agrees to provide you with indemnification equivalent to that provided to other senior management and pursuant to the Company’s Directors and Officers insurance policies as is in place from time to time.
EMPLOYMENT CONTRACT, CONFIDENTIALITY AGREEMENT, ETC.:
Your employment, pursuant to this offer, is contingent upon your execution of an Executive Employment Agreement covering the foregoing, ELGX’s standard employee Confidential Information and Invention Assignment Agreement and completion of U.S. Department of Justice Form I-9 (which verifies your U.S. citizenship). Your employment with the Company is “at will.” This means that the Company has the right to terminate your employment at any time with or without cause.
In addition to other terms and conditions, the Employment Agreement will provide that in the event you are terminated other than for cause, death or disability, or you resign for good reason, you will receive severance compensation totaling Twelve (12) months of base salary, and a pro-rated portion of your bonus. Severance compensation will be paid in accordance with normal payroll procedures.
As a condition to receiving severance compensation, you will need to execute a general release of claims against the Company and its officers, directors, agents and shareholders. Such general release will not include rights to vested options or claims for any compensation earned (including, without limitation, accrued vacation), or reimbursement of expenses incurred, through the date of termination.
“Cause” will mean:
(a) Willful misconduct causing material harm to the Company but only if you shall not have discontinued such misconduct within Thirty (30) days after receiving written notice from the Company describing the misconduct and stating that the Company will consider the continuation of such misconduct as cause for termination of this Agreement,

Mr. John McDermott
Monday, April 28, 2008

(b) Any material act or omission involving gross negligence in the performance of your duties to, or material deviation from any of the policies or directives of, the Company, other than a deviation taken in good faith by you for the benefit of the Company,
(c) Any illegal act by you which materially and adversely affects the business of the Company; provided that the Company may suspend you with pay while any allegation of such illegal act is investigated, or
(d) Any felony committed by you, as evidenced by conviction thereof; provided that the Company may suspend you with pay while any allegation of such felonious act is investigated.
Any controversy, claim or dispute involving the parties (or their affiliated persons) directly or indirectly concerning this Letter Agreement, or otherwise, shall be finally settled by binding arbitration held in Irvine, California, by one arbitrator in accordance with the rules of employment arbitration then followed by the American Arbitration Association or any successor to the functions thereof. The arbitrator shall apply California law in the resolution of all controversies, claims and disputes and shall have the right and authority to determine how his or her decision or determination as to each issue or matter in dispute may be implemented or enforced. Any decision or award of the arbitrator shall be final and conclusive on the parties to this Letter Agreement and their respective affiliates, and there shall be no appeal except to the extent such award may be vacated under provisions of California law. The Company shall bear all costs of the arbitrator in any action brought under this section. The parties hereto agree that any action to compel arbitration pursuant to this Letter Agreement may be brought in the appropriate California court and in connection with such action to compel the laws of the State of California shall control. Application may also be made to such court for confirmation of any decision or award of the arbitrator, for an order of the enforcement and for any other remedies, which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.
The Company will agree that you may maintain your existing Board positions and that, subject to Board approval, which would not be unreasonably withheld, you could join additional boards as well.
John, I hope this offer of employment with ELGX meets with your expectations and approval. If it does, please indicate your acceptance of this offer of employment by returning a signed copy of this letter to me at your earliest opportunity.

Mr. John McDermott
Monday, April 28, 2008

This offer is subject to the completion of our discussions with the references we’ve developed, completion of a comprehensive background investigation, and verification of other information. This offer, if not accepted or previously withdrawn, will expire at 05:00 PM, PDT on Thursday, May 1, 2008.
If you have any questions or require amplification please call me. I look forward to hearing from you soon.
Sincerely,

/s/ Frank Brown Frank D. Brown, Chairman of the Board

Accepted by:	/s/ John McDermott

Mr. John McDermott

Date